EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		12-022

Date: December 13, 2012	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Announces Sale of Oil and Gas Subsidiary

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) has entered into a definitive agreement to sell Energy Resource Technology GOM, Inc. (ERT), the Company’s oil and gas subsidiary, to Talos Production LLC, a wholly owned subsidiary of Talos Energy LLC, a privately held Houston-based oil and gas company. The selling price involves a base purchase price of $610 million plus contingent consideration in the form of overriding royalty interests on ERT’s Wang exploration prospect as well as certain other exploration prospects. In addition, the parties have agreed to adjust the purchase price at closing, upward or downward, depending upon the results of the Wang exploration well. The estimated value of the transaction is approximately $700 million if the Wang exploration prospect is successful and meets expectations. If the Wang exploration prospect is determined to be unsuccessful, the estimated value of the transaction to Helix is closer to $600 million. ERT is currently drilling the Wang well and expects to evaluate the results in the next few days.

Jefferies & Company, Inc. served as the exclusive financial advisor to Helix in conjunction with the transaction. The transaction has an effective date of December 1, 2012 and is expected to close in the first quarter of 2013, subject to customary closing conditions.

The divestment of ERT is in line with Helix’s strategy of focusing on providing Well Intervention and Robotics services, and Helix intends to use the proceeds from this transaction to repay debt as well as accelerate the Company’s plans to grow these businesses.

The Company will host a conference call on Thursday, December 13 at 3:00 p.m. Central Standard Time to provide more details surrounding the transaction, as well as answer any questions pertaining to the Company’s strategy moving forward. The call will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 888-550-1479 for persons in the United States and +1-954-357-2908 for international participants. The passcode is “Tripodo”. A replay of the conference will be available under “Investor Relations” by selecting the “Audio Archives” link from the same page beginning approximately two hours after the completion of the conference call, and will remain active for approximately 30 days after the call.

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the energy market as well as to its own oil and gas business unit. For more information about Helix, please visit our website at www.HelixESG.com.

About Talos

Talos Energy LLC (Talos) is a private upstream oil and gas company focused on exploration and the acquisition/exploitation of oil and gas properties with a focus in the Gulf of Mexico and Gulf Coast. Talos is backed by investment funds affiliated with Apollo Global Management, LLC (NYSE: APO), Riverstone Holdings LLC, and Talos management. For more information about Talos, please visit their website at www.talosenergyllc.com.

Forward-Looking Statements

Statements included in this news release regarding the proposed transaction, timing of the closing, Helix’s strategy and other statements that are not historical facts are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, satisfaction of closing conditions, delays, costs and difficulties related to the transaction, market conditions, and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by law.